Exhibit 99.1

Tel-Instrument Electronics Corp. Announces New IDIQ Contract from U.S. Army with a Maximum Value of $1.15 Million and an Initial Delivery Order for $277,796.
East Rutherford, New Jersey – September 29, 2016 – Tel Instrument Electronics Corp. ("Tel" or "Company") (NYSE MKT: TIK) announced today that it has received a four year Indefinite Delivery Indefinite Quantity ("IDIQ") contract from the U.S. Army for T-47NH test sets with a maximum contract value of $1.15 million.
As part of this IDIQ contract, the Company has received an initial delivery order from the U.S. Army for 15 T-47NH Test Sets for a total of $277,796. It is expected that the units on this initial delivery order will be shipped this fiscal year ending March 31, 2017.
About Tel-Instrument Electronics Corp.
Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defence markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

This press release includes statements that are not historical in nature and may be characterized as "forward-looking statements," including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company's outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company's products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company's previous filings with the U.S. Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release. The safe harbour for forward-looking statements contained in the Securities Litigation Reform Act of 1995 (the "Act") protects companies from liability for their forward-looking statements if they comply with the requirements of the Act.

Contact:	Joseph P. Macaluso	John Nesbett or Jennifer Belodeau
	Tel-Instrument Electronics Corp.	Institutional Marketing Services (IMS)
	(201) 933-1600	(203) 972-9200
jnesbett@institutionalms.com